Exhibit 10.13

Scott Strazik President & CEO GE Vernova 1 River Road Schenectady, NY 12345

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS OFFER LETTER HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE HARMFUL IF PUBLICLY DISCLOSED.

January 12, 2023

Steven Baert

[***]

Dear Steven,

We are pleased to offer you the position of Group Vice President and Chief Human Resources Officer in GE Vernova (the “Business”) within the General Electric Company (the “Company”) on a mutually agreed start date (your “start date”). This position will be based in Boston, and you will report to Scott Strazik, President & Chief Executive Officer, GE Vernova, and serve as a member of the GE Vernova executive team.

Salary:	$900,000 (US dollars) paid bi-weekly

Annual Executive Incentive Plan (“AEIP”):	Your AEIP target is 85% of your base salary as of December 31st each plan year. Payments are made in the Company’s and Business’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year 2023, any bonus you receive will be based on the full calendar year.

Long-Term Incentive Plan (“LTIP”):	The grant value of your 2023 annual equity award will be $2,500,000 (US dollars). LTIP awards are typically granted in March each year, with the award type and terms determined by the Management Development and Compensation Committee of the Board of Directors. Your award will be delivered 50% in Performance Stock Units (based on a Monte Carlo calculation) and 50% in Restricted Stock Units (based on the 30-day average prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company.

Cash Sign-on Payment:	We will provide you with a special cash payment of $250,000 (US Dollars) to be paid within 30 days from your employment start date. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholdings. This special cash payment

Scott Strazik President & CEO GE Vernova 1 River Road Schenectady, NY 12345

must be repaid to the company if: (i) you resign on or before the one-year anniversary of its payment; and/or (ii) you are found, in the company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause (as defined below), regardless of whether this conduct was discovered during your employment or after your termination of employment.

Benefits:	You and your eligible dependents will also be eligible to participate in the company’s benefit plans including:

•   Reimbursement of up to $3,100 (US dollars) annually for physical health examinations.

•   Reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•   Participation in the Restoration Plan. Under the Plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.

All aspects of these and other benefits will be governed by the terms of the applicable plan or program.

Relocation Benefits	You will be eligible to participate in GE’s U.S. relocation policy through December 31, 2023, including applicable tax gross up per the terms of the policy. This comprehensive program provides home sale assistance, a temporary housing benefit, coverage of customary closing costs, including tax assistance, and movement of household goods. This will include a loss on sale benefit equal to 75% of the home sale in Switzerland (defined as the original home purchase price minus the sale price). This benefit will be grossed up for applicable taxes, excluding U.S. FICA tax.

Additional Cross Border Benefits:	To support your move to the United States, we will also provide you with these additional benefits on an annual basis:

• Children’s Education Allowance: Reimbursement for tuition for secondary education for eligible accompanying dependent children (estimated to be $41,000).

Scott Strazik President & CEO GE Vernova 1 River Road Schenectady, NY 12345

• Host Transportation Allowance: Annual allowance of $8,000 -$12,000 to be used towards the lease or purchase of a car in the U.S or a company-provided car lease.

• Immigration Services to support you and your family’s move to the U.S.

• Tax return services for the first year in destination location including host country tax guidance.

Severance Payment: If your employment with GE is terminated (i) by the Company or Business other than for cause or by you with good reason, (ii) due to death or disability or (iii) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company’s standard Officer Severance package, which includes a lump sum payment equal to 12 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or your business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business.

If the company terminates your employment other than for cause within one year of the commencement of your employment and you elect to relocate to Europe within six (6) months following such termination, the Company will pay directly, or will reimburse you, for all reasonable expenses incurred in insuring, packing, storing, loading, shipping (and/or trucking) and moving all of the goods from your home in the Boston area to your home in Europe and one-way airplane tickets for you and your family to return to Europe.

For purposes of this letter; “Cause” shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time.

“Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; or (3) a material, adverse change in

Scott Strazlk President & CEO GE Vernova 1 River Road Schenectady, NY 12345

your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law).

Restrictive Covenants. As a condition of your employment, you agree to sign and abide by the company’s standard non-solicitation agreement and, except where legally impermissible (such as California), the company’s standard non-competition agreement, which will be provided to you in connection with the on-boarding process.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the company, its affiliates and its customers that constitutes a valuable asset of the company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.

Please note, this offer is contingent upon your agreement to the conditions of employment described in the company’s “Acknowledgement of Conditions of Employment”. Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire on boarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.

Steven, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email within 72 hours. If you have any questions, please let me know.

Sincerely,

/s/ Scott Strazik
Scott Strazik

Please signify your acceptance of this offer letter:

/s/ Steven Baert	12/1/2023
Signature	Date